                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-42721


REOFFER PROSPECTUS

                               3,500,000 SHARES

                            STERLING SOFTWARE, INC.

                                 COMMON STOCK


     Certain stockholders who are also executive officers of the Company may offer and sell up to 3,500,000 shares of Common Stock of the Company. The stockholders acquired, or may in the future acquire, such shares of Common Stock under the Sterling Software, Inc. Employee Stock Purchase Plan. The Company will not receive any of the proceeds from any sale of these shares by the stockholders.

     The stockholders may sell their shares of Common Stock on one or more exchanges, in the over-the-counter market or in negotiated transactions. The price and other terms of these sales will be established at the time they occur. The sales prices may be equal to or based upon then-current market prices or determined through negotiation.

     The stockholders and participating agents, brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions or discounts or any profit realized on any sale of the stockholders' shares of Common Stock may be deemed to be underwriting commissions or discounts.

     The Common Stock is listed for trading on the New York Stock Exchange under the symbol "SSW." On November 23, 1998, the closing price of the Common Stock on the New York Stock Exchange was $26.125.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is November 24, 1998.

                               TABLE OF CONTENTS

                                                                Page
                                                                ----

Available Information.........................................     2

Incorporation of Certain Documents by Reference...............     3

The Company...................................................     3

Selling Stockholders..........................................     3

Plan of Distribution..........................................     4

Legal Matters.................................................     4

Experts.......................................................     4

Forward-Looking Information...................................     4

Disclaimer....................................................     5


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Thus, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at the following addresses:

Judiciary Plaza           Citicorp Center              7 World Trade Center
450 Fifth Street, N.W.,   500 West Madison Street      Suite 1300
Washington, D. C. 20549   Suite 1400                   New York, New York  10048
                          Chicago, Illinois 60661-2511

You may also obtain copies of such reports, proxy statements and other information from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. (You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.) The Commission maintains an Internet site, located at http://www.sec.gov., that contains reports, proxy statements and other information regarding registrants that file electronically with the
Commission.   You may also read reports, proxy statements and other information relating to the Company at the offices of the New York Stock Exchange (the "NYSE") at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the 3,500,000 shares (the "Shares") of Common Stock of the Company (the "Common Stock") issued or issuable under the Sterling Software, Inc. Employee Stock Purchase Plan (the "Plan"). This Prospectus and the Registration Statement also relate to such indeterminate number of additional shares of Common Stock that any person may acquire as a result of the antidilution provisions of the Plan.

     This Prospectus omits certain of the information contained in the Registration Statement, and reference is made to the Registration Statement (including the exhibits thereto) for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1998 and
(ii) the Company's Registration Statement on Form 8-A/A filed with the Commission on May 27, 1998.

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents and reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: Don J. McDermett, Jr., Senior Vice President, General Counsel and Secretary (telephone: (214) 981-1000).


                                  THE COMPANY

     The Company was founded in 1981 and became a publicly owned corporation in 1983. The Company is a worldwide developer and supplier of application development, information management and systems management software products and services, as well as a supplier of specialized information technology services for sectors of the federal government. The mailing address of the Company's principal executive offices is 300 Crescent Court, Suite 1200, Dallas, Texas 75201, and its telephone number is (214) 981-1000. See "Available Information" and "Incorporation of Certain Documents by Reference."


                             SELLING STOCKHOLDERS

     The Shares are being offered by certain stockholders (the "Selling Stockholders") of the Company, each of whom is also an executive officer of the Company. The table attached to this Prospectus as Annex "A" sets forth information regarding the identity of the Selling Stockholders and certain other information relating thereto. The Company is unaware of whether the Selling Stockholders presently intend to sell any of the Shares that they now own or may hereafter acquire under the Plan. Subject to certain limitations, the Selling Stockholders generally will have the ability to acquire additional Shares under the Plan during successive six-month purchase periods. The subsequent sale of any Shares thus acquired will be covered by this Prospectus which, in such case, will be supplemented.

                              PLAN OF DISTRIBUTION

     Any of the Selling Stockholders may sell or otherwise dispose of all or any portion of his or her Shares from time to time: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Shares for whom they may act as agent, (iv) through the writing of options on the Shares, (v) through the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) through block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (viii) through exchange distributions in accordance with the rules of the applicable exchange, including the NYSE, (ix) in transactions in the over-the-counter market, (x) in any combination of one or more of the foregoing, or (xi) in any other lawful manner. Such sales may be made at then-current market prices, at prices related to then-current market prices or at negotiated prices. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will pay all of the expenses in connection with the offering contemplated by this Prospectus, other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any legal counsel to the Selling Stockholders.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of the Company.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION

     This Prospectus and other reports and statements filed by the Company from time to time with the Securities and Exchange Commission (collectively, SEC Filings) contain or may contain forward-looking statements. Such statements are based upon the beliefs and assumptions of, and on information available to, the management of the Company. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (1) statements preceded by, followed by or that include the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties, including (a) risks and uncertainties relating to the possible invalidity of the underlying beliefs and assumptions, (b) possible changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions, and (c) actions taken or omitted to be taken by third parties, including customers, suppliers, business partners, competitors and legislative, regulatory, judicial and other governmental authorities and officials. In addition to any risks and uncertainties specifically identified in the text surrounding such forward-looking statements, the statements in the immediately preceding sentence and the statements in the reports, proxy statements and other information referred to in "Available Information" constitute cautionary statements identifying important factors that could cause actual amounts, results, events and circumstances to differ materially from those reflected in such forward-looking statements.


                                  DISCLAIMER

     EXCEPT FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OR SALE OF THESE SECURITIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               3,500,000 SHARES



                            STERLING SOFTWARE, INC.



                                 COMMON STOCK



                                   PROSPECTUS



                               NOVEMBER 24, 1998

                                   ANNEX "A"

                        SELLING STOCKHOLDER INFORMATION


                                              COMMON STOCK                                           COMMON STOCK
                                                OWNERSHIP                         NUMBER OF        OWNERSHIP AFTER
                                           PRIOR TO OFFERING (1)                  SHARES OF            OFFERING
                                           --------------------                 COMMON STOCK           --------
        NAME AND POSITION                 NUMBER   PERCENTAGE (2)              OFFERED HEREBY    NUMBER    PERCENTAGE (2)
        -----------------                 ------   -------------               --------------    ------    -------------
John R. Cook (3)                           201,462         *                        1,306        200,156         *
  Senior Vice President
F. L. "Mike" Harvey (4)                    326,047         *                          870        325,177         *
  Senior Vice President
M. Gene Konopik (5)                        212,551         *                          923        211,628         *
  Executive Vice President
Don J. McDermett, Jr. (6)                  166,978         *                          637        166,341         *
  Senior Vice President and
  General Counsel
Mark A. Theel (7)                          169,164         *                          708        168,456         *
  Senior Vice President
Geno P. Tolari (8)                         935,973      1.1%                        1,306        934,667      1.1%
  Executive Vice President
  And Chief Operating Officer
R. Logan Wray (9)                          251,259         *                        1,194        250,065         *
  Senior Vice President and
  Chief Financial Officer

________________________
*  Less than 1% of class.
   (1)  Based on reported ownership as of November 1, 1998.
   (2) Based on 82,441,492 shares of Common Stock issued and outstanding as of November 1, 1998.
   (3) Includes 1,306 Shares acquired under the Plan. Also includes 200,000 shares that may be acquired upon exercise of options granted under the Sterling Software. Inc. Amended and Restated 1996 Stock Option Plan (the "Option Plan"), 50,000 of which are exercisable within 60 days of the date of this Prospectus, and approximately 156 shares of Common Stock held in the Sterling Software, Inc. Savings and Security Plan (the "Savings Plan").
   (4) Includes 870 Shares acquired under the Plan. Also includes 325,000 shares that may be acquired upon exercise of options granted under the Option Plan, 62,500 of which are exercisable within 60 days of the date of this Prospectus, and approximately 177 shares of Common Stock held in the Savings Plan.
   (5) Includes 923 Shares acquired under the Plan. Also includes 200,000 shares that may be acquired upon exercise of options granted under the Option Plan, 62,500 of which are exercisable within 60 days of the date of this Prospectus, and approximately 11,628 shares of Common Stock held in the Savings Plan.
   (6) Includes 637 Shares acquired under the Plan. Also includes 166,000 shares that may be acquired upon exercise of options granted under the Option Plan, 37,900 of which are exercisable within 60 days of the date of this Prospectus, and approximately 341 shares of Common Stock held in the Savings Plan.
   (7) Includes 708 Shares acquired under the Plan. Also includes 160,000 shares that may be acquired upon exercise of options granted under the Option Plan, 52,750 of which are exercisable within 60 days of the date of this Prospectus, and approximately 5,956 shares of Common Stock held in the Savings Plan.
   (8) Includes 1,306 Shares acquired under the Plan. Also includes 925,000 shares that may be acquired upon exercise of options granted under the Option Plan, 300,000 of which are exercisable within 60 days of the date of this Prospectus, and approximately 9,667 shares of Common Stock held in the Savings Plan.
   (9) Includes 1,194 Shares acquired under the Plan. Also includes 250,000 shares that may be acquired upon exercise of options granted under the Option Plan, 62,500 of which are exercisable within 60 days of the date of this Prospectus, and approximately 65 shares of Common Stock held in the Savings Plan.